UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2007

EDISON MISSION ENERGY

(Exact name of registrant as specified in its charter)

DELAWARE	333-68630	95-4031807
(State or other jurisdiction	(Commission file	(I.R.S. employer
of incorporation)	number)	identification no.)

18101 Von Karman Avenue, Suite 1700

Irvine, California  92612

(Address of principal executive offices, including zip code)

949-752-5588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report and its exhibits include forward-looking statements. Edison Mission Energy has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison Mission Energy’s control. Edison Mission Energy has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read with Edison Mission Energy’s Annual Report on Form 10-K for the year ended December 31, 2006.

Section 1 — Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On May 1, 2007, Edison Mission Energy (“EME”) entered into a purchase agreement (the “Purchase Agreement”) for the sale of $1,200,000,000 principal amount of its 7.00% Senior Notes due 2017 (the “Tranche A Notes”), $800,000,000 principal amount of its 7.20% Senior Notes due 2019 (the “Tranche B Notes”) and $700,000,000 principal amount of its 7.625% Senior Notes due 2027 (the “Tranche C Notes” and, together with the Tranche A Notes and the Tranche B Notes, the “Notes”)  to several initial purchasers (the “Purchasers”). The closing of the Purchase Agreement is expected to occur on or about May 7, 2007, subject to customary closing conditions, including but not limited to the concurrent or substantially concurrent consummation of EME’s tender offer and consent solicitation with respect to its outstanding 7.73% senior notes due 2009, Midwest Generation, LLC’s tender offer and consent solicitation with respect to its outstanding 8.75% second priority senior secured notes due 2034 and Mission Energy Holding Company’s tender offer and consent solicitation with respect to its outstanding 13.50% senior secured notes due 2008, in each case unless such tender offer and consent solicitation has been terminated pursuant to its terms.

The Purchase Agreement contains customary representations and warranties on the part of EME. The Purchase Agreement also contains customary indemnification and contribution provisions whereby EME and the Purchasers, severally and not jointly, have agreed to indemnify each other against certain liabilities or to contribute to payments which they may be required to make in that respect.

EME will pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2007. The Notes will be redeemable by EME at any time, at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, and a “make-whole” premium. The Tranche A Notes will mature on May 15, 2017, the Tranche B Notes will mature on May 15, 2019 and the Tranche C Notes will mature on May 15, 2027.

The Notes will be EME’s senior unsecured obligations, will rank equal in right of payment to EME’s existing and future senior unsecured indebtedness and will rank senior to EME’s future subordinated indebtedness.  EME’s secured debt and its other secured obligations will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. None of EME’s subsidiaries will guarantee the Notes and, as a result, all the existing and future liabilities of EME’s subsidiaries will be effectively senior to the Notes.

The indenture that will govern the Notes, including any supplemental indentures, will contain affirmative and negative covenants and events of default. Upon the occurrence of an event of default (other than events of default due to certain events of bankruptcy, insolvency or reorganization), the trustee or the holders of not less than 25% in principal amount of the Notes outstanding may declare all outstanding Notes to be due and payable immediately.

The Notes are being offered by the Purchasers only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, and outside the United States in accordance with Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless and until they are so registered, the Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions. In connection with the closing of the Purchase Agreement, EME and the Purchasers will enter into a registration rights agreement, pursuant to which EME will agree to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act.

A copy of the press release issued by Edison International, EME’s indirect parent company, on May 1, 2007, attached hereto as Exhibit 99.1 and announcing the pricing of the Notes, is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release by Edison International, dated May 1, 2007, announcing the pricing of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy

Date:	May 4, 2007	/s/ W. James Scilacci
W. JAMES SCILACCI
Senior Vice President and Chief Financial Officer